Exhibit 10.1

JOINT VENTURE AGREEMENT

between

CHAPEAU, INC.

and

TEFCO, LLC

Dated as of December 14, 2007

i

TABLE OF CONTENTS
(continued)

ii

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is entered into as of this 14th day of December 2007, by and among Chapeau, Inc., a Utah corporation (“Chapeau”), and TEFCO, LLC, a Virginia limited liability company (the “Company”).

WITNESSETH

WHEREAS, the parties desire to establish a joint venture for the purposes of financing certain turnkey projects for Combined Heat & Power (“CHP”) and Combined Cooling Heat & Power (“CCHP”) applications incorporating Chapeau’s EnviroGen™ Energy Modules or similar products (collectively, the “Turnkey Projects”), each of which Turnkey Project is subject to an executed discount energy service agreement or similar contractual arrangement on terms and with counterparties (“Customers”) mutually agreeable to the Company and Chapeau in their reasonable discretion (“DES Agreement”) for the tolling of energy by each such Turnkey Project for the benefit of such counterparties, and a Service and Maintenance Agreement  between Chapeau and a counterparty reasonably and mutually acceptable to the Company and Chapeau (“S&M Agreement”); and

WHEREAS, the parties desire the Company to purchase the Turnkey Projects pursuant to agreements having terms mutually agreeable to the Company and Chapeau in their reasonable discretion (“Turnkey Project Purchase Agreements”); and

WHEREAS, to induce the Company to enter into this Agreement and the transactions contemplated hereby, Chapeau agrees to operate, service and maintain each such Turnkey Project either directly or by subcontracting such activities to a counterparty reasonably and mutually acceptable to the Company and Chapeau pursuant to the terms of an S&M Agreement; and

WHEREAS, Chapeau, as the manufacturer of the Turnkey Projects, has as of the date of this Agreement entered into certain discount energy purchase agreements (“Existing DEP Agreements”) with Customers, as well as service and maintenance agreements (“Existing S&M Agreements”) in connection with certain of the Existing DEP Agreements; and

WHEREAS, concurrent with or as soon as reasonably practicable following the execution of this Agreement the Company shall be funded with the Initial Capital Contribution  (as defined herein) in the amount as set forth on Exhibit A attached hereto; and

WHEREAS, upon receipt of the Initial Capital Contribution, the Parties desire the Company to immediately advance to Chapeau $10 million pursuant to the terms of a Senior Secured Promissory Note (as defined in Section 5.1(b) of this Agreement); and

WHEREAS, subsequent to the Initial Capital Contribution (i) Chapeau desires to sell to the Company and the Company desires to acquire from Chapeau some or all of the Turnkey Projects that are the subject of the Existing DEP Agreements, and (ii) Chapeau and the Company desire that Chapeau assign to the Company, the corresponding (A) Existing DEP Agreements pursuant to the terms of an assignment agreement to be mutually agreed (“DEP Assignment Agreement”), and (B) Existing S&M Agreements pursuant to the terms of an Existing S&M assignment agreement to be mutually agreed (“Existing S&M Assignment Agreement”); and

WHEREAS, on or before the date of this Agreement, the Certificate of Formation of the Company shall be executed, delivered and filed with the Secretary of State of the State of Virginia; and

WHEREAS, the parties hereto agree to enter into such additional agreements and deliver such additional documents to consummate the Transactions (the “Additional Agreements” and, together with the other agreements, either existing or to be entered into from time to time, referenced in this Agreement, collectively, “Transaction Documents”).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings.

Section 1.2       Terms Defined in Other Sections.

“Action” means any action, litigation, claim, suit, mediation, arbitration, inquiry, government or other investigation or proceeding of any nature, whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise, by or before any mediator, arbitrator or Governmental Body or similar Person.

“Affiliates” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, is under common control, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means a day on which national banks are open for business in New York, New York.

“Capital Contribution” means the aggregate amount of money contributed to the Company pursuant to Section 5.1 hereof, which amount shall include the Initial Capital Contribution and the Secondary Capital Contributions, if any.

“Chapeau Contracts” means the Existing DEP Agreements and the Existing S&M Agreements.

“Contract” means any contract, license, sublicense, permit, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral), including, any schedules, exhibits, annexes, attachments, amendments or other modifications thereto.

“Encumbrance” means any encumbrance, lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, board, commission, department, instrumentality or authority thereof, including any court.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or letters of credit (or reimbursement obligations in respect thereof), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except for current accounts payable and accrued expenses arising in the ordinary course of business, (iv) all indebtedness represented by obligations of such Person under a lease that is required to be capitalized for financial reporting purposes by such Person, (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vi) all obligations, contingent or otherwise, of such Person to guarantee any Indebtedness of any other Person, (vii) all obligations under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, and (viii) all Indebtedness of the types referred to in clauses (i) through (vii) above of any other Person secured by any mortgage, lien, pledge, charge or security interest on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Initial Capital Contribution” means the amount set forth on Exhibit A attached hereto.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s directors and executive officers.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Bodies, and any other legal pronouncement having the effect of law.

“Loss” means any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including actual costs of defense and reasonable attorneys’ fees) and other liabilities, but excluding, any consequential, incidental, indirect, special or punitive damages, but including penalties and additions to Taxes.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations or financial condition of a Person, or (ii) the ability of a party hereto to consummate the Transaction or perform its obligations under this Agreement or the Transaction Documents.

“Order” means any judgment, order (consent or other), writ, stipulation, injunction, ruling, decision or decree of any Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of Chapeau through the date hereof consistent with past practice.

“Permitted Encumbrance” means (i) statutory Encumbrances arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not delinquent; (ii) such Encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iii) Encumbrances for Taxes and other governmental charges and assessments not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable taxpayer’s books and records; (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Encumbrances and security obligations that are not delinquent or the amount of which is being contested in good faith by appropriate proceedings; (v) Encumbrances reflected in the financial statements; and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

“Person” includes an individual, body corporate, limited liability company, partnership, joint venture, trust, unincorporated organization or any agency or instrumentality of any government or any other entity recognized by Law.

“Taxes” means (A) all federal, state, local or foreign taxes or similar charges, fees, imposts, levies and assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and similar fees, assessments and charges imposed by any taxing authority, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (A), and (C) any liability for the foregoing payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or otherwise

“Transactions” means, collectively, the Transaction Documents and the transactions contemplated thereby.

Section 1.3       Other Definitional Provisions.  The Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, (i) all references to Sections contained in this Agreement are references to sections of this Agreement, (ii) words in the singular include the plural and vice versa and (iii) words of any gender include each other gender.  As used in this Agreement, the following words or phrases have the following meanings:  (i) “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (ii) “hereby”, “herein”, “hereof”, “hereto”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; and (iii) “or” means “and/or”.  References in this Agreement to any Persons shall include such Persons and their successors and permitted assigns.

ARTICLE II

THE CLOSING

Section 2.1       Closing.  Subject to the conditions set forth in this Agreement, the execution of those Transaction Documents that have not previously been executed (the “Closing”) shall occur at 9:00 a.m. Eastern time at the offices of Sack, Harris & Martin, P.C., 8270 Greensboro Drive, Suite 810, McLean, Virginia 22102, on December 14, 2007 (the “Closing Date”), or at such other time or at such other place or on such other date as the Parties may agree in writing.

Section 2.2       Deliveries at the Closing.  Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a)        the Company shall purchase from Chapeau and Chapeau shall sell to the Company those Turnkey Projects subject to the Existing DEP Agreements and any and all executed DES Agreements as set forth in Article V hereof or as otherwise mutually agreed;

(b)        each of the Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, as applicable, the Transactions Documents to which it is a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Chapeau that:

Section 3.1       Due Organization; Good Standing and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia, and has all requisite limited liability company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 3.2       Authorization; Noncontravention.

(a)        The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Chapeau, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).  The Transaction Documents to which the Company is a party will upon execution be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will upon execution constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)        The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and neither the consummation by the Company of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party nor the compliance by the Company with any of the terms or provisions hereof and thereof will, (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of the Company, or (ii) (x) violate any Law or Order applicable to the Company or any of its properties or assets, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of its properties or assets is bound.

Section 3.3       No Litigation or Regulatory Action.  There is no action, suit, proceeding, hearing or investigation pending or, to his actual knowledge, threatened, against him or his Affiliates that would reasonably be expected to prevent, hinder or delay the consummation of any of the transactions contemplated hereby or that questions the legality or propriety of the transactions contemplated hereby.

Section 3.4       Financing .  The Company has the financial resources and capability necessary to satisfy its obligations under this Agreement and the Transaction Documents.

Section 3.5       Prior Activities.  The Company has not conducted any operations, has not incurred any obligations or liabilities nor has it made any commitments with respect to any of the foregoing.

Section 3.6       Brokers.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 3.7       Securities Law Matters.  The Company understands and acknowledges that interests in Chapeau have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  The Company is acquiring the interests in Chapeau for investment and not with a view to the sale or distribution of them within the meaning of Section 2(11) of the Securities Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CHAPEAU

Chapeau represents and warrants to the Company that:

Section 4.1       Due Organization; Good Standing and Power.  Chapeau is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Utah, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Chapeau is duly authorized to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect on Chapeau.

Section 4.2       Authorization; Noncontravention.

(a)        Chapeau has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution, delivery and performance by Chapeau of the Transaction Documents to which it is a party, and the consummation by Chapeau of the transactions contemplated thereby, have been duly authorized and approved by all necessary action on the part of Chapeau.  This Agreement has been duly executed and delivered by Chapeau and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Chapeau, enforceable against Chapeau in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Transaction Documents (other than this Agreement) to which Chapeau is a party will upon execution be duly executed and delivered by Chapeau and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will upon execution constitute the legal, valid and binding obligations of Chapeau, enforceable against Chapeau in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b)        None of the execution and delivery of the Transaction Documents by Chapeau, the consummation by Chapeau of the transactions contemplated thereby, or the compliance by Chapeau with any of the terms or provisions thereof will, (i) conflict with or violate any provision of the certificate of incorporation and by-laws of Chapeau, or (ii) (x) violate any Law or Order applicable to Chapeau or any of its properties or assets, (y) require the consent or approval of, or any payment to, any third party or (z) violate, conflict with, or constitute a breach of or default under, any of the terms, conditions or provisions of any Contract to which Chapeau is a party or by which any of its properties or assets is bound, except, in the case of clause (ii), for such violations, consents, approvals, payments, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect on Chapeau.

Section 4.3       Capitalization.  The authorized capital stock of Chapeau consists of 325,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).  As of the date hereof, there are 60,280,795 shares of Common Stock issued and outstanding and no shares of Common Stock are held by Chapeau as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.

Section 4.4       Authorization of Securities.  When issued in accordance with the terms of a stock purchase agreement, the shares of common stock issued to the Company (or its designee(s)) pursuant to Section 5.1 (the “Common Stock”) will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances.  The shares of Common Stock have been duly and validly reserved for issuance.

Section 4.5       Financial Statements.  Chapeau’s audited balance sheet and statements of income and cash flows as of and for the fiscal years ended June 30, 2004, June 30, 2005 and June 30, 2006 and the unaudited balance sheets and statements of income and cash flows of Chapeau as of and for the three month period ended September 30, 2007 (the “Financial Statements”) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods.

Section 4.6       No Undisclosed Liabilities.  Chapeau does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the September 30, 2007 (the “Balance Sheet Date”) or (iii) that are immaterial to Chapeau or that would not reasonably be expected to have a Material Adverse Effect on Chapeau.

Section 4.7       Governmental Approvals.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Body are necessary for the execution and delivery of the Transaction Documents by Chapeau, and the consummation by Chapeau of the transactions contemplated thereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair the ability of Chapeau to perform its obligations under the Transaction Documents, or prevent or materially impede, interfere with, hinder or delay the consummation of the Closing.

Section 4.8       Title to Assets; Absence of Encumbrances.  Chapeau has good and valid title to the Turnkey Projects that are the subject of Turnkey Project Purchase Agreements being delivered on the Closing Date, free and clear of all Encumbrances (except Permitted Encumbrances).  Chapeau has the full right to contribute, transfer and assign such Turnkey Projects, free and clear of all Encumbrances (except Permitted Encumbrances).

Section 4.9       Absence of Restrictive Provisions.  Chapeau is not subject to any non-competition provision, exclusivity provision, output or requirement Contract or right of first refusal or other similar contractual restrictions on its ability to conduct its business (collectively, “Restrictive Provisions”).

            Section 4.10     Compliance with Laws.

(a)        Except as would not materially impair, delay or prevent the consummation by Chapeau of the Transactions, Chapeau is in material compliance with all Laws and Orders as in effect as of the date hereof applicable to the Turnkey Projects (and the manufacturing, sale and installation thereof) and the Chapeau Contracts.  Chapeau has in full force and effect all permits, licenses and authorizations, the absence of which would not reasonably be expected to have a Material Adverse Effect on Chapeau, to perform its obligations under the Existing DEP Agreements.

(b)        No Order is in effect, that names Chapeau and is related to the Turnkey Projects and the Chapeau Contracts, that imposes a material obligation on Chapeau and the ongoing ownership and operation of the Turnkey Projects and the Chapeau Contracts.  There are no Actions pending (to the Knowledge of Chapeau with respect to investigations of Chapeau by any Governmental Bodies) or, to the Knowledge of Chapeau, threatened, against or affecting Chapeau, or to the Knowledge of Chapeau, any of its officers, directors, employees, agents or stockholders in their capacity as such, in each case with respect to the Turnkey Projects and the Chapeau Contracts and, to the Knowledge of Chapeau, there are no facts or circumstances which may give rise to any of the foregoing.

(c)        There are no Actions pending (to the Knowledge of Chapeau with respect to investigations of Chapeau or any other Affiliate of Chapeau by any Governmental Bodies) or, to the Knowledge of Chapeau, threatened, by or against Chapeau with respect to the Transaction Documents, or in connection with any of the Transactions, and Chapeau has no reason to believe there is a valid basis for any such Action.

Section 4.11     Product Warranty; Product Liability.

(a)        The Turnkey Projects have been in material conformity with all product specifications, all express and implied warranties and all applicable Laws.  To the Knowledge of Chapeau, Chapeau does not have any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Financial Statements.  Chapeau has not sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)        To the Knowledge of Chapeau, Chapeau does not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any of the Turnkey Projects.  To the Knowledge of Chapeau, Chapeau has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Chapeau with respect to the Turnkey Projects.

Section 4.12     Brokers.  Except for Elisabeth R. Schreiber, whose fees shall be paid by Chapeau, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Chapeau in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof.

Section 4.13     Securities Law Matters.  Chapeau understands and acknowledges that interests in the Company have not been registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction.  Chapeau is acquiring the interests in the Company for investment and not with a view to the sale or distribution of them within the meaning of Section 2(11) of the Securities Act.

Section 4.14     Full Disclosure.  No representation or warranty of Chapeau contained in this Agreement and no written statement made by or on behalf of Chapeau to the Company pursuant to this Agreement or any of Transaction Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  There are no facts which Chapeau has not disclosed to the Company which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.15     No Implied Representation.  Notwithstanding anything contained in this Article IV or any other provision of this Agreement, it is the explicit intent of each party hereto that Chapeau nor any of its officers, directors, shareholders, agents, employees or representatives is making nor has any such person made any representation or warranty whatsoever, express or implied, beyond those expressly given by Chapeau, in this Article IV, including any implied warranty or representation as to the future business, results of operations, financial condition or prospects of Chapeau; provided that nothing contained herein shall in any way be construed as limiting the representations and warranties contained in this Article IV or waiving any rights to indemnification expressly provided in Article VI hereof.

ARTICLE V

COVENANTS, RIGHTS AND OBLIGATIONS

Section 5.1       Covenants, Rights and Obligations of the Company.

(a)        Concurrent with or as soon as reasonably practicable following the execution of this Agreement the Company shall be funded with the Initial Capital Contribution in the amount as set forth on Exhibit A attached hereto and the Company’s designees set forth on Exhibit A attached hereto shall be entitled to a 3% financing fee, which amount shall be paid to the Company’s designees as set forth on Exhibit A in the form of shares of Common Stock.

(b)        Upon receipt of the Initial Capital Contribution, the Company shall immediately advance to Chapeau $10 million pursuant to the terms of a Senior Secured Promissory Note in substantially the form attached hereto as Exhibit B (the “Note”).

(c)        The Company shall purchase from Chapeau Turnkey Projects, in each case, based on and subject to a project proposal (“Turnkey Project Proposal”) presented by Chapeau to the Company, which are reasonably acceptable to the Company  (such Turnkey Projects with corresponding Turnkey Project Proposals, being the “Designated Turnkey Projects”).  Each Turnkey Project Proposal shall include:

(i)           a signed and executed DES Agreement and S&M Agreement or forms of such agreements with terms and identified counterparties;

(ii)           a project funding schedule (“Project Funding Schedule”) based upon a project management plan for each Turnkey Project, projecting the funding requirements for each aspect of the project, (i.e.; permitting, engineering, product development, construction, commissioning, etc.), which Project Funding Schedules generally shall, unless otherwise mutually agreed between the Company and Chapeau, provide for funding from the Company to Chapeau as follows:

(1)           35% shall be paid to Chapeau upon execution of the DES Agreement;

(2)           25% shall be paid to Chapeau upon delivery of the prime mover engine(s) to Chapeau for assembly;

(3)           20% shall be paid to Chapeau upon completion of 80% of the assembly of the EnviroGen™ Energy Module(s) or similar products required for the corresponding Turnkey Project;

(4)           10% shall be paid to Chapeau upon delivery of the EnviroGen™ Energy Module(s) or similar products required for the corresponding Turnkey Project to the Customer’s site; and

(5)           the remaining 10% shall be paid to Chapeau upon commissioning of the Turnkey Project;

(iii)           a Turnkey Project Purchase Agreement; and

(iv)           any additional information or data that the Company may reasonably request.

(d)                  The Company shall be entitled to receive quarterly interest payments on the amounts paid to Chapeau in accordance with Section 5.1(c)(ii) above, which interest shall accrue at a rate of 17% per annum, and which interest payments shall be made in shares of Common Stock with the amount of shares calculated by dividing the dollar amount of interest accrued during the quarter in question by the average closing price of Chapeau’s common stock over the 30 days immediately preceding the end of the quarter in question, provided that, interest on such advances shall cease to accrue upon the commissioning of the Turnkey Project;

Section 5.2       Covenants, Rights and Obligations of Chapeau.

(a)        Upon receipt of the $10 million loan from the Company pursuant to the Note, Chapeau shall issue to the Company or its designee(s) 5 million units (the “Units”) with each Unit comprised of the following:

(i)           An option to purchase one share of Chapeau’s common stock in substantially the form attached hereto as Exhibit C; and

(ii)           A warrant to purchase one share of Chapeau’s common stock in substantially the form attached hereto as Exhibit D.

(b)        All sales of Designated Turnkey Projects, with the attendant DES Agreements, shall be at a total sales price to the Company, inclusive of all installation, sales tax, sales commissions and any other cost associated with the installation, maintenance and provision of service by the Designated Turnkey Project, as is necessary to provide the Company with an internal rate of return (“IRR”) of 17% (or such lower amount as shall otherwise be reasonably acceptable to the Company), based solely upon the specified future cash flows from the Minimum Annual Electric Service (as that term is defined in the corresponding DES Agreement) set forth in the corresponding DES Agreement for each such Turnkey Project.

(c)        Chapeau hereby grants to the Company the exclusive right to finance all Turnkey Projects pursuant to a DES agreement or similar arrangement by purchasing all Turnkey Projects with a corresponding DES Agreement (or an Existing DEP Agreement) generated by Chapeau for so long as the Company has the financial capability to undertake these transactions and until such time as the Company and Chapeau have executed Turnkey Project Purchase Agreements in the aggregate amount of $300 million.  During such period, Chapeau agrees to price any such sales in accordance with the terms of Section 5.2 hereof.  If the Company declines to purchase any such Turnkey Project, then Chapeau may secure alternative financing for the manufacture and sale of such Turnkey Project.

(d)        The Company shall have the exclusive right (provided the Company has the financial capability to undertake these transactions) to, and will determine, in its sole discretion, if it desires to finance up to an additional $300 million of Turnkey Projects (the “Secondary Capital Contributions”) on terms and conditions substantially similar to those provided for in Section 5.2 of this Agreement but with an IRR of 15% (or such lower amount as shall otherwise be reasonably acceptable to the Company), with such other terms and conditions to be mutually agreed upon by Chapeau and the Company. If the Company declines to finance any such additional Turnkey Projects with the Secondary Capital Contributions, then Chapeau may secure alternative financing for the manufacture and sale of any such Turnkey Projects.

(e)        If the Company and Chapeau have executed Turnkey Project Purchase Agreements to be financed in the aggregate by the entire $300 million of Secondary Capital Contributions, then the Company shall have the exclusive right to finance all Turnkey Projects generated by Chapeau for so long as the Company has the financial capability to undertake said transactions, which financing shall be on terms and conditions to be mutually agreed upon by Chapeau and the Company.  If the Company declines to finance any such additional Turnkey Projects, then Chapeau may secure alternative financing for the manufacture and sale of any such Turnkey Projects.

(f)         Chapeau will use commercially reasonably efforts to originate and negotiate DES Agreements for Turnkey Projects to be offered to the Company that (A) are (i) master agreements with key customers reasonably and mutually acceptable to the Company and Chapeau, requiring Turnkey Projects at multiple customer locations, or (ii) single agreements with customers reasonably and mutually acceptable to the Company and Chapeau and (B) have a term of 10 years or more, and such other terms as are reasonably and mutually acceptable to the Company and Chapeau.

(g)        Chapeau will be responsible for the monitoring, service, and maintenance of each Turnkey Project sold to the Company and the performance of all obligations of “Owner” under the associated DES Agreement or Existing DEP Agreement and “Service Provider” under the associated S&M Agreement.  Chapeau shall use commercially reasonable efforts, and the Company shall provide reasonable assistance, to obtain the Customer’s consent to the assignment of (i) all of Owner’s rights and obligations under each Existing DEP Agreement, and (ii) all of “Service Provider’s” (as such term is defined in the S&M Agreements) rights and obligations under each Existing S&M Agreement.

(h)        Chapeau hereby guarantees an 85% uptime (“Guaranteed Uptime”) on each Turnkey Project covered by an Existing DEP Agreement or DES Agreements entered into from time to time, such that the Company will not be liable to Customers for any deficit in the Guaranteed Uptime and Chapeau will fully indemnify and hold the Company harmless if an Turnkey Project does not perform in accordance with the terms of the relevant Existing DEP or DES Agreement.

(i)         Prior to the Company establishing operational infrastructure, including hiring personnel, Chapeau shall provide to the Company all required personnel and support services and activities to the Company in the conduct of Company’s business on terms to be mutually agreed between the Company and Chapeau and in a manner reasonably acceptable to the Company.  In addition, Chapeau shall manage for the Company all relationships with current and potential key customers, industry participants, suppliers, and service providers, to provide the Company with the benefit of Chapeau’s expertise and market/industry knowledge.  Chapeau will also provide the Company with strategic guidance through its designee to the Board of Directors/Managers of the Company.

(j)         If the Company experiences a default in or cancellation of a DES Agreement or an Existing DEP Agreement (A) prior to the installation of the corresponding Turnkey Project at the facilities of the Customer, at the Company’s reasonable direction, Chapeau shall use commercially reasonable efforts to either, obtain a new DES Agreement and Customer on terms and with a counterparty reasonably and mutually acceptable to the Company and Chapeau, or cancel the DES Agreement or DEP Agreement (as applicable) and return to the Company all funds received in connection therewith; or (B) at or after installation, Chapeau will use commercially reasonable efforts to relocate the affected Turnkey Project and to obtain a new DES Agreement therefor on terms and with a counterparty reasonably and mutually acceptable to the Company and Chapeau prior to entering into a DES Agreement for any other Turnkey Project of the same size.

Section 5.3       Commercially Reasonable Efforts.  Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, as promptly as practicable, all actions and to do or cause to be done, as promptly as practicable, all things necessary, proper or advisable in order to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the execution of documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the Transactions).

Section 5.4       Further Assurances.  Each party hereto shall execute and deliver all such further and additional instruments and agreements and shall take such further and additional actions, as may be reasonably necessary or desirable to evidence or carry out the provisions of this Agreement or to consummate the Transactions.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1       Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by the Company, to the extent permitted by applicable Law):

(a)        The representations and warranties of Chapeau contained in Article IV that do not expressly relate to a specific date shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Chapeau; and the representations and warranties of Chapeau contained in Article IV that expressly relate to a specific date shall, as of the Closing Date, remain true and correct as of such specific date, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Chapeau; and

(b)        Chapeau shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date.

Section 6.2       Conditions to the Obligations of Chapeau.  The obligations of Chapeau to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by Chapeau, to the extent permitted by applicable Law):

(a)        The representations and warranties of the Company contained in Article III that do not expressly relate to a specific date shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company; and the representations and warranties of the Company contained in Article III that expressly relate to a specific date shall, as of the Closing Date, remain true and correct as of such specific date except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company; and

(b)        The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date.

ARTICLE VII

INDEMNIFICATION

Section 7.1       Survival.  The representations and warranties set forth in this Agreement shall survive the Closing until the date that is (1) year from the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 4.1 and 4.2 shall survive indefinitely (the applicable period with respect to each representation and warranty set forth in this Agreement, the “Survival Period”).  No action can be brought with respect to any breach of any representation or warranty pursuant to this Agreement unless a notice that complies with Section 7.3 has been delivered pursuant to such Section 7.3 prior to the expiration of the applicable Survival Period; provided, however, that upon the giving of such notice, notwithstanding any other provision of this Agreement, the representation and warranty that is the basis of such action shall continue with respect to such action beyond the time at which the representation and warranty would otherwise terminate.

Section 7.2       Indemnification.

(a)        Subject to the other provisions of this Article VII, the Company hereby agrees, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless Chapeau from, against and in respect of any Losses incurred or suffered by Chapeau arising out of, in connection with or relating to:

(i)            Any failure of the representations and warranties of the Company in this Agreement to be true and correct in all material respects as of the Closing Date;

(ii)           Any failure of the Company to perform in all material respects any of its covenants or obligations contained in this Agreement;

provided, however, that the Company’s indemnification obligations contained in clause 7.2(a)(i) above and Chapeau’s indemnification obligations contained in clause 7.2(b)(i) below shall be subject to a maximum liability for such Losses equal to the aggregate amount of Capital Contributions made by the Company as of the date the amount of such Losses is conclusively determined.

(b)        Subject to the other provisions of this Article VII, Chapeau hereby agrees, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless the Company, as appropriate, from, against and in respect of any Losses incurred or suffered by the Company arising out of, in connection with or relating to:

(i)           Any failure of the representations and warranties of Chapeau in this Agreement to be true and correct in all material respects as of the Closing Date; and

(ii)           Any failure of Chapeau to perform in all material respects any of its covenants or obligations contained in this Agreement.

(c)        Neither the Company nor Chapeau shall be required to indemnify the other party hereto to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(d)        Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including any loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity arising out of or relating to the breach or alleged breach hereof, except to the extent any such damages are required to be paid pursuant to a third party claim determined by final judgment by a court of competent jurisdiction.

(e)        From and after the Closing, except as provided for in Section 8.8, the sole and exclusive remedy for any breach of any representation or warranty or any covenant in this Agreement, shall be indemnification in accordance with this Article VII.  In furtherance of the foregoing, from and after the Closing, each of the parties hereto hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any other party hereto, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise).  Notwithstanding the foregoing, nothing herein shall prevent any party hereto from bringing an action based upon allegations of fraud by the other party hereto in connection with this Agreement.

Section 7.3       Indemnification Procedures.

(a)        Any Person against whom indemnification is sought pursuant to the provisions of Section 7.2 shall be referred to as an “Indemnifying Party”, and any Person seeking to be indemnified pursuant to the provisions of Section 7.2 shall be referred to as an “Indemnified Party”.

(b)        If an Indemnified Party determines that it has a claim for Losses against an Indemnifying Party under Section 7.2 (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under Section 7.2.  If the Indemnifying Party disputes such claim or the amount of Losses attributable to such claim and such dispute is not resolved by the parties, such dispute shall be resolved in accordance with Section 7.3.

(c)        If an Indemnified Party is notified of a claim of a third party (each such claim, a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party under Section 7.2, then the Indemnified Party shall promptly notify such Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Losses attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party’s request for indemnification under Section 7.2; provided however, that the failure to notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder unless and to the extent the Indemnifying Party shall be actually and materially prejudiced by such failure to so notify.  Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided further, that, as a condition precedent to Indemnifying Party assuming the defense of such claim, Indemnifying Party must first agree in writing to be responsible for all Losses arising therefrom (subject to the limitations in Section 7.2, as applicable) without any reservations of rights, defenses or similar claims to provide full indemnification for such Losses and demonstrate that, after giving effect to the application of the limitations in Section 7.2, as applicable, Indemnifying Party is reasonably likely to be responsible for a greater portion of the Losses than Indemnified Party; provided, further, that:

(i)           the Indemnified Party shall be entitled to participate at its own expense in the defense of such claim and to employ counsel of its choice for such purpose;

(ii)          the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in the defense or compromise of any claims;

(iii)          the Indemnified Party (and not the Indemnifying Party) shall be entitled to assume control of such defense and the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) a conflict of interest exists between the Indemnifying Party and the Indemnified Party; (iv) an adverse outcome of the claim could reasonably be expected to have a Material Adverse Effect on the Indemnified Party or its business; or (v) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; and

(iv)         if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement of a Proceeding.

(d)        For the avoidance of doubt, the defense of any claim includes the obligation to post all appeal bonds, securities, guaranties or similar obligations in connection with such claim or Third Party Claim related thereto.

(e)        After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five Business Days after the date of such notice.

Section 7.4       Calculation of Losses; Tax Treatment of Payments.  The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses, including under implied or express warranties, financial guarantees or other assurances, under contractual indemnification rights with respect to third parties or as a result of tax benefits (net of expenses incurred in connection with such recovery).  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1       Notices.  Any notice, demand or other communication required or permitted to be given or made hereunder shall be in writing and shall be delivered personally or by courier during normal business hours on a Business Day at the relevant address set forth below, or sent by facsimile or other means of recorded electronic communication (provided such transmission is confirmed), in the case of:

(a)        Chapeau, addressed as follows:

1190 Suncast Lane, Suite 2
El Dorado Hills, California 95762
                        Attention:  Guy A. Archbold
                        Facsimile:  (916) 939-8705

with a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention:  T. Hale Boggs, Esq.
Facsimile:  (650) 213-0288

(b)        the Company, addressed as follows:

Sack, Harris & Martin, P.C.
8270 Greensboro Drive, Suite 810
McLean, Virginia 22102
Attention:  Jim Sack
Facsimile:  (703) 883-0108

Any notice, demand or other communication so given shall be deemed to have been given or made and received on the day of hand delivery, and on the next day following its being sent by facsimile or other means of recorded electronic communication, with confirmation of delivery received (provided such day is a Business Day and, if not, on the first Business Day thereafter).  Each party may from time to time change its address for notice by giving notice to the other given in the manner aforesaid.

Section 8.2       Costs and Expenses.  Except as otherwise set forth in this Agreement, each party shall be solely responsible for the payment of its own costs and expenses incurred in connection with the negotiation and consummation of the Transactions contemplated hereby.

Section 8.3       Amendments; Waiver.  This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent default, either of similar or different nature, unless expressly so stated in such writing.

Section 8.4       Assignment.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto.  Any assignment by any party hereto in violation of this Section 8.4 shall be null and void ab initio.

Section 8.5       Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

Section 8.6       Entire Agreement.  This Agreement, including the Schedules and Annexes hereto, and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof.

Section 8.7       No Third-Party Beneficiaries.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors, and permitted assigns any right, benefits, or remedy under or by reason of this Agreement.

Section 8.8       Specific Performance.  The parties recognize the unique nature of the obligations of each party hereunder and therefore agree that each party shall be entitled to specific performance of the obligations of the other parties set forth in this Agreement.

Section 8.9       Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such Law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

Section 8.10     Governing Law; Jurisdiction.  This Agreement, and all claims or causes of action) (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed under and in accordance with, the internal Laws of the State of Virginia (without regard to conflict of laws principles thereof).  Each party to this Agreement hereby irrevocably and unconditionally (i) agrees that any suit, action or proceeding against it by any other party to this Agreement with respect to this Agreement shall be instituted only in Fairfax County, Virginia; (ii) consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other parties prior to the Closing; (iii) agrees that a final judgment in any such suit, action or proceeding instituted against it by the other parties shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and (iv) waives the right to a jury trial in any such suit, action or proceeding instituted against it by the other parties.

Section 8.11     Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument.

Section 8.12     No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

CHAPEAU, INC.

By:	/s/ Guy A. Archbold
Name: Guy A. Archbold
Title: Chief Executive Officer

TEFCO, LLC

By:	/s/ Gordon V. Smith
Name: Gordon V. Smith
Title: Manager

EXHIBIT A

Investor Ownership of TEFCO, LLC

Investor	Investment	Ownership Percentage
Dwight Schar 1300 South Ocean Blvd. Palm Beach, FL 33480	$ 12,500,000	43.269%
Gordon Smith 8716 Crider Brook Way Potomac, MD 20854	$ 10,600,000	36.693%
Douglas I. Smith Ann U. Smith 2800 Pine Hollow Oakton, VA 22124	$ 1,000,000	3.462%
Edward Skarbek Cynthia Skarbek 2810 Avenue of the Woods Louisville, KY 40241	$ 700,000	2.423%
Bruce G. Smith 220 Burton Rd. Falls Church, VA 22046	$ 200,000	0.692%
HNS, LLC 8401 Greensboro Dr. Suite 300 McLean, VA 22102	$ 600,000	2.077%
CFS, LLC 8401 Greensboro Dr. Suite 300 McLean, VA 22102	$ 200,000	0.692%
Thomas D. Hall 8401 Greensboro Dr. Suite 300 McLean, VA 22102	$ 200,000	0.692%
Chapeau Inc. 1190 Suncast Lane. Suite 2 El Dorado Hills, CA 95762	–	10.000%
Total Investment	$ 26,000,000	100%

NOTE: Two additional individuals, Guy Archbold, CEO of Chapeau, and Robert Medearis, a Director of Chapeau, have evidenced a strong interest to invest up to one million dollars each pending the liquidation of certain personal assets. Each has been given 90 days to do so. Ownership percentage will be adjusted upon any investment by them as though their investment were made on the original investment date.

EXHIBIT B

SECURED PROMISSORY NOTE

Date: December 14, 2007	$10,000,000.00

FOR VALUE RECEIVED, the undersigned, Chapeau, Inc., a Utah corporation (the “Borrower”) promises to pay to the order of TEFCO, LLC, a Virginia limited liability company (the “Lender”) at such address as the Lender may specify in writing, the principal sum of TEN MILLION DOLLARS ($10,000,000.00) (the “Loan Amount”), or if less, the aggregate unpaid principal amount outstanding, with interest until maturity, whether by acceleration or otherwise, at the interest rate of seventeen percent (17%) per annum (the “Interest Rate”).  Interest shall be calculated on the basis of a 365-day year for the actual number of days the principal is outstanding.

1.	The principal amount payable under this Note shall be the Loan Amount, less principal payments actually received by the Lender.

2.	The books and records of the Lender shall be the best evidence of the principal amount and the unpaid interest amount owing at any time under this Note and shall be conclusive absent manifest error.

3.
As of the date first written above, interest shall accrue and be computed on the principal balance outstanding from time to time under this Note until the same is paid in full.  The Borrower shall make regular quarterly payments in arrears of all accrued and unpaid interest at the Interest Rate, until the Maturity Date (as defined below) when all amounts outstanding under this Note shall be due and payable in full.

4.
Commencing on the 15th day of March 2008 and continuing on each quarterly anniversary thereafter, until and including the Maturity Date, at which time the unpaid principal balance of the Note then outstanding and all accrued and unpaid interest thereon shall be payable in full, Borrower shall pay to Lender the interest amounts provided for in this Note as set forth below:

a.
Payment of interest accrued under this Note shall be payable in shares of Borrower’s common stock, the number of which shares shall be determined by dividing the amount of interest accrued under this Note during the period in question by the average closing price of the Borrower’s common stock over the period in question (the “Shares”); provided, that such payment shall be made without setoff or counterclaim, within 5 business days of March 15, 2008 and each quarterly anniversary thereafter until the Maturity Date.

b.
Any and all shares of the Borrower’s common stock issued under this Note shall be issued pursuant to a form of restricted stock award agreement the terms and conditions of which shall be mutually agreed to by the Lender and the Borrower and in accordance with all applicable federal and state securities laws.

5.
All payments in cash under this Note shall be in immediately available United States funds.  If any payment of principal or interest under this Note shall be payable on a day other than a business day such payment shall be extended to the next succeeding business day and interest shall be payable at the Interest Rate during such extension. “Maturity Date” means December 15, 2009 unless paid or prepaid in full or otherwise accelerated in accordance with the terms of this Note.

6.
The principal amount hereof, outstanding at such time, may be prepaid at any time, in whole or in part, together with any interest accrued thereon, without penalty or premium upon thirty (30) days prior written notice to the Lender.

7.
If this Note is not paid when due, the Lender may, at its election, and upon written notice to the Borrower, do any one or more of the following: (1) declare all obligations under this Note immediately due and payable; and (2) exercise any one or more of the rights and remedies granted to the Lender by any agreement and/or applicable law.

8.
The Lender shall hold all rights, preferences, privileges and remedies granted to Lender pursuant to this Note and at law senior (including with respect to lien and debt) to any and all other debtors of the Borrower.

9.
The Borrower hereby pledges and grants to the Lender a continuing security interest in all of its right, title, and interest in and to the Collateral (as such term is defined below), to secure the prompt payment and performance of all of the Borrower’s present and future debts, obligations, and liabilities of whatever nature to the Lender, including, without limitation, all obligations of the Borrower arising from or relating to this Note. The Borrower hereby agrees to execute and deliver such further documentation and take such further action as the Lender may request in order to enforce and protect the aforesaid security interest. The Borrower hereby authorizes the Lender to file one or more financing statements or continuation statements in respect thereof, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower where permitted by law.  “Collateral” means all of the Borrower’s properties and assets of any nature, including, without limitation, all of the Borrower’s right, title and interest in and to the following property (whether now existing or hereafter arising or acquired, wherever located):

(a)
All present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, letters of credit, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to the Borrower or in which the Borrower may have any interest, however created or arising and whether or not earned by performance;

(b)
All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(c)
All other contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, service marks, trade styles, trade names, patents, patent applications, leases, license agreements, purchase orders, customers lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

(d)
All deposit accounts, securities, securities entitlements, securities accounts, investment property, letters of credit and certificates of deposit now owned or hereafter acquired and the Borrower’s books relating to the foregoing;

(e)
All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foreign; and

(f)
All the Borrower’s books and records relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

10.
The Borrower agrees that it will not change its state of incorporation or locations at which the Collateral is located without giving the Lender at least thirty (30) days prior written notice thereof.  In addition, the Borrower agrees that it will not (i) change its name, federal employer identification number, corporate structure or identity, or (ii) create or operate under any new fictitious name without giving the Lender at least thirty (30) days prior written notice thereof.

11.
The Lender shall have such rights and remedies with respect to the Collateral as are available under the provisions of the Uniform Commercial Code in the applicable jurisdiction, in addition to all other rights and remedies existing at law, in equity, or by statute or provided in this Note, which may be exercised without notice to, or consent by, the Borrower.

12.
The Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices and agrees that no extension or indulgence of the Borrower or release, substitution or non-enforcement of any security, or release or substitution of the Borrower, any guarantor or any other party, whether with or without notice, shall affect the obligations of the Borrower.

13.
Upon commencement of any bankruptcy, reorganization, arrangement, adjustment or debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to the Borrow, all amounts owed by the Borrower to the Lender shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

14.	The Lender makes the following representations, warranties and covenants:

a.
This Note has been duly executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender enforceable against the Lender in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity.

b.
The Note, and if and when issued, the Shares, are being acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Lender has no present intention of selling, granting any participation in, or otherwise distributing the Note or the Shares, in whole or in part. The Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note or any of the Shares.

c.
The Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, has no need for liquidity with respect to its loan to the Borrower, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Note and the Shares.

d.
At no time was the Lender presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Note or the issuance of the Shares.

e.
The Lender has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note and the Shares. The Lender further has had an opportunity to ask questions of and receive answers from the Borrower regarding the terms and conditions of the offering of the Note and to obtain additional information (to the extent the Borrower possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Lender or to which the Lender had access.

f.
The Lender understands and acknowledges that the Note and the Shares that it is taking or may take delivery of are or will be characterized as “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), inasmuch as they were acquired from the Borrower in a transaction not involving a public offering and that under the Securities Act and applicable federal and state statutes and regulations such securities may be transferred without registration only in certain limited circumstances.

g.
The Lender agrees not to transfer or make any disposition of all or any portion of the Note or the Shares unless and until the transferee has made in writing certain representations, warranties and covenants similar to those set forth herein and agreed to be bound by the following (each for the benefit of the Borrower), the Lender shall have (a) notified the Borrower of the proposed transfer and shall have furnished the Borrower with a detailed statement of the circumstances surrounding the proposed transfer; and (b) furnished the Borrower with an opinion of counsel, reasonably satisfactory to the Borrower, that such transfer will not require registration of the applicable securities under the Securities Act; and notwithstanding (b) above, no such opinion of counsel shall be necessary for a transfer by the Lender to any entity that is controlled by, controls or is under common control with the Lender; if the transferee agrees in writing to be subject to representations, warranties and covenants similar to those set forth herein.

15.
The Borrower agrees to reimburse the holder or owner of this Note for any and all costs and expenses (including without limitation reasonable attorneys’ fees) incurred in collecting or attempting to collect on this Note or incurred in any other matter or proceeding relating to this Note.

16.
This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws and decisions of the State of Virginia without regard to conflict of law principles. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN FAIRFAX COUNTY, VIRGINIA WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND HEREBY WAIVES ANY OBJECTION TO SUCH FORUM BASED ON FORUM NON-CONVENIENS. IN ADDITION, THE LENDER AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS NOTE.

17.
Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns; provided however, that the obligations of the Borrower hereunder shall not be assignable or otherwise transferable without the prior written consent of the Lender. The provisions of this Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

18.
The Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the Lender expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note.

19.	THE MAXIMUM INTEREST RATE PAYABLE PURSUANT TO THIS NOTE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first set forth above.

“BORROWER”

Chapeau, Inc.,
a Utah corporation
By: /s/ Guy A. Archbold
Name: Guy A. Archbold
Title: Chief Executive Officer

EXHIBIT C

THIS OPTION AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAW.

Option to Purchase Common Stock
of
Chapeau, Inc.

Void after December 14, 2009

            This Option is issued to TEFCO, LLC (the “Optionee”) by Chapeau, Inc., a Utah corporation (the “Company”), as of December 14, 2007 (the “Option Issue Date”).  This Option is issued pursuant to that certain Secured Promissory Note dated as of December 14, 2007 (the “Note”).

The Company and the Optionee agree as follows:

1.         Grant of Option

Subject to the terms and conditions set forth herein, the Company grants to Optionee a nonqualified stock option (the “Option”) to purchase Five Million (5,000,000) shares of the Company’s authorized and unissued common stock, par value $0.001 per share (the “Common Stock”), from the Company, with an exercise price per share (the “Exercise Price”) equal to 90% of the average closing price of the Company’s common stock during the 30 days prior to December 14, 2007.  The number of shares of Capital Stock issuable to this Section 1 as well as the Exercise Price of such shares, shall be subject to adjustment pursuant to Section 8 below.

2.         Status of Options

The Option granted hereunder is granted to Optionee in connection with the Note, and it is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.         Term of Option

The Option shall terminate on, and shall not be exercisable after 5:00 p.m. Eastern on the twenty-four (24) month anniversary of the Option Issue Date; provided that in the event (each a “Disposition Event”) of (i) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (ii) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Common Stock (unless (A) the shareholders of the Company immediately prior to such transaction or series of related transactions are holders of a majority of the voting equity securities of the surviving or acquiring corporation immediately thereafter, and (B) each of such shareholders immediately prior to such transaction or series of related transactions holds the same pro rata share of such majority of the voting equity securities of the surviving or acquiring corporation as each hold of the Company immediately prior to such transaction or series of related transactions), this Option shall, on the date of a Disposition Event, no longer be exercisable and become null and void. The Company shall notify the Optionee at least 20 days prior to the consummation of any Disposition Event; provided that the Optionee shall in any event have at least 40 days after the Option Issue Date to exercise this Option.

4.         Exercise

4.1           Exercisability.  The Option shall be immediately exercisable with respect to the entire number of shares subject to the Option.

4.2           Notice of Exercise.  The Optionee shall exercise the Option by delivering to the Company, either in person or by certified or registered mail, written notice of election to exercise, payment in full of the purchase price as provided in Section 4.3 below and payment of the sums required by, or other compliance with, the provisions of Section 4.4 below.  The written notice shall set forth the whole number of shares for which the Option is being exercised.  The Company shall notify Optionee of the expiration date of the Option thirty (30) days prior to their expiration.  Failure to do so shall extend the Option thirty (30) days from the date of receipt by the Optionee of such expiration notice.

4.3           Payment of Purchase Price.  The purchase price for any shares of Common Stock of the Company with respect to which Optionee exercises this Option shall be paid in full at the time Optionee delivers the written notice of exercise to the Company.  The purchase price shall be paid (i) in cash, or (ii) by check.

4.4           Withholding.  Upon exercise of the Option, or any portion thereof, Optionee shall pay to the Company, or make arrangements satisfactory to the Board for payment to the Company of, all federal, state and local taxes, if any, required to be withheld by the Company in connection with the exercise of the Option or the relevant portion thereof.

5.         Issuance of Shares

Promptly after the Company’s receipt of the written notice of exercise provided for in Section 4.2 above, Optionee’s payment in full of the purchase price, and Optionee’s compliance with the provisions of Section 4.4 above, the Company shall deliver, or cause to be delivered to Optionee, separate certificates for the whole number of shares with respect to which each portion of the Option is being exercised by Optionee.  Shares shall be registered in the name of Optionee.  If any law or regulation of the United States Securities and Exchange Commission or of any other federal or state governmental body having jurisdiction shall require the Company or Optionee to take any action prior to the issuance to Optionee of the shares of Common Stock of the Company specified in the written notice of election to exercise, or if any listing agreement between the Company and any national securities exchange requires such shares to be listed prior to issuance, the date for the delivery of such shares shall be deferred until the completion of such action and/or such listing.

6.         Fractional Shares

In no event shall the Company be required to issue fractional shares upon the exercise of any part of the Option.

7.         Rights as a Shareholder

Prior to exercise of this Option, the Optionee shall not be entitled to any rights of a shareholder with respect to this Option, including without limitation the right to vote, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Optionee shall not be entitled to any notice or other communication concerning the business or affairs of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether cash, securities or other property) or distributions or other rights for which the record date is prior to the date such share certificate is issued, except as provided in Section 8 below.  However, nothing in this Section 7 shall limit the right of the Optionee to be provided the notices required under this Option.

8.         Adjustment of Exercise Price and Number of Shares

8.1           Subdivisions, Combinations and Other Issuances. If the Company shall subdivide the Common Stock, by split-up or otherwise, combine the Common Stock or issue additional shares of Common Stock as a dividend or other distribution with respect to any of its securities, the number of shares issuable on the exercise of this Option shall be proportionately increased in the case of a subdivision, dividend or distribution and shall be proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of shares purchasable under this Option (as adjusted) shall remain the same. Any adjustment under this Section 8.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of a stock dividend or other distribution, or in the event that no record date is fixed, upon the making of such dividend or distribution.

8.2           Reclassification, Reorganization and Consolidation. In the event of any reclassification, capital reorganization or change in the Common Stock, other than as a result of an event provided for in Section 8.1 above, then, as a condition of such transaction, the Optionee shall have the right at any time prior to the expiration of this Option to purchase, at a total price equal to that payable upon the exercise of this Option, the kind and amount of shares of stock and other securities and property receivable in connection with the applicable transaction by a holder of the same number of shares of Common Stock as were purchasable by the Optionee immediately prior to the transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of the Optionee so that this provision shall thereafter be applicable with respect to any securities deliverable upon exercise of this Option, and appropriate adjustments shall be made to the Exercise Price; provided that the aggregate purchase price shall remain the same.

8.3           Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities receivable upon exercise of this Option, or in the Exercise Price, the Company shall promptly notify the Optionee thereof and of the number of shares or other securities thereafter receivable upon exercise of this Option and the adjusted Exercise Price per share.

8.4           No Impairment.  The Company and the Optionee will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Optionee, respectively, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company and the Optionee against impairment.

9.         Transfer of Option

  Optionee may not transfer all or any part of the Option except by will or by the laws of descent and distribution; or with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed but may be conditioned upon certain requirements and procedures mandated by the Company to ensure compliance with federal and state statutes and regulations.

10.       Reservation for Issuance

  The Company covenants that it will at all times keep available such number of authorized shares of Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of this Option for the full number of shares specified herein. The Company covenants that the shares, when issued pursuant to the exercise of this Option and in exchange for the Exercise Price, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

11.       Investment Representations

The Holder hereby represents and warrants that:

11.1           This Option and the shares to be received upon exercise of this Option (collectively, the “Securities”) are being acquired for investment for the Optionee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Optionee has no present intention of selling, granting any participation in, or otherwise distributing the Securities, in whole or in part.  The Optionee does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

11.2           The Optionee is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities.

11.3           The Optionee is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

11.4           At no time was the Optionee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the grant of this Option.

11.5           The Optionee has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Optionee further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the grant of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Optionee or to which the Optionee had access.

11.6           The Optionee understands that the Securities that it is purchasing or otherwise taking delivery of are or will be characterized as “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”) inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable federal and state statutes and regulations such securities may be resold without registration only in certain limited circumstances.  The Optionee represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and which permits limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the stock, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of stock being sold during any three-month period not exceeding specified limitations.  The Optionee understands and hereby acknowledges that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Optionee wishes to sell the Securities, and that, in such event, the Optionee may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.

11.7           Optionee hereby agrees with the Company that Optionee may be required, as a condition to the issuance of the shares of Common Stock of the Company covered by the Option, to represent to the Company that the shares issued pursuant to the exercise of the Option are being acquired for investment and without a view to the distribution thereof; and that the Company may restrict the transfer of the Shares of Common Stock and may place a legend on the certificate(s) evidencing the shares of the Option reflecting the fact that the shares were acquired for investment and cannot be sold or transferred unless registered under Securities Act of 1933, as amended, and/or registered or qualified under applicable state securities laws, or unless counsel for the Company is satisfied that the circumstances of the proposed transfer do not require such registration or qualification.

12.       Indemnification

The Optionee agrees to indemnify and hold harmless the Company, its officers, directors, affiliates, subsidiaries, employees and agents from any and all losses suffered by them as a result of any liability related to a breach by Optionee of a representation or warranty or failure by Optionee to satisfy any covenant or obligation contained in this Option (including the reasonable fees and expenses of defending against such liability or alleged liability).

13.       Registration Rights.

Subject to any existing contractual restrictions on the Company with respect to granting registration rights, the shares issuable upon exercise of this Option shall be entitled to be included, pari passu, with any other shares of Common Stock under the terms of any registration rights, if any, that the Company may have heretofore granted or may hereafter grant to any other persons whomsoever, and the Company agrees to do all such things in connection with any registration rights agreements or registration of the Common Stock under the 1933 Act to ensure that the rights of the Optionee hereunder are recognized in connection therewith.

14.       General Provisions

14.1           Entire Agreement.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof.  There are no representations, agreements, arrangements or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement.

14.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

14.3           Notices.  Any notice given pursuant to this Agreement may be served personally on the party to be notified or may be mailed, with postage thereon fully prepaid, by certified or registered mail, with return receipt requested, addressed as set forth by the party’s signature on this Agreement or at such other address as such party may designate in writing from time to time.  Any notice given as provided in the preceding sentence shall be deemed delivered when given if personally served or if mailed, ten (10) business days after mailing.

14.4           Further Acts.  Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

14.5           Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any of the other terms, provisions, covenants or conditions of this Agreement, each of which shall be binding and enforceable.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

“COMPANY”

CHAPEAU, INC.

By: Guy A. Archbold
Its: Chief Executive Officer

“OPTIONEE”

By:           Gordon V. Smith
Its:           Manager

NOTICE OF EXERCISE

To:  Chapeau, Inc.

 The undersigned hereby elects to purchase _________ shares of the Common Stock of Chapeau, Inc. (the “Company”) pursuant to the terms of the attached Option, and payment of the Exercise Price per share required under the Option accompanies this notice.

The undersigned hereby affirms each and every one of the representations and warranties contained in Section 11 of the Option as of the date of this Notice of Exercise.

OPTIONEE:

_________________________________________
By:
Date:

Name in which shares should be registered:

_________________________________________

EXHIBIT D

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAW.

Warrant to Purchase Common Stock
of
Chapeau, Inc.

Void after December 14, 2012

This Warrant is issued to TEFCO, LLC, or its registered assigns (the “Holder”) by Chapeau, Inc., a Utah corporation (the “Company”), as of December 14, 2007 (the “Warrant Issue Date”).  This Warrant is issued pursuant to that certain Secured Promissory Note dated as of December 14, 2007 (the “Note”).

1.           Shares.  Subject to the terms and conditions of this Warrant, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company Five Million (5,000,000) fully paid and non-assessable shares of Common Stock, as constituted on the Warrant Issue Date. The number of shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 10 below.

2.           Exercise Price. The per share purchase price for the Shares shall be equal to 150% of the average closing price of the Company’s common stock during the 30 days prior to December 14, 2007, as adjusted from time to time pursuant to Section 10 below (the “Exercise Price”).

3.           Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 5:00 p.m. Eastern on the fifth year anniversary of the Warrant Issue Date; provided that in the event (each a “Disposition Event”) of (i) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (ii) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Common Stock (unless (A) the shareholders of the Company immediately prior to such transaction or series of related transactions are holders of a majority of the voting equity securities of the surviving or acquiring corporation immediately thereafter, and (B) each of such shareholders immediately prior to such transaction or series of related transactions holds the same pro rata share of such majority of the voting equity securities of the surviving or acquiring corporation as each hold of the Company immediately prior to such transaction or series of related transactions), this Warrant shall, on the date of a Disposition Event, no longer be exercisable and become null and void. The Company shall notify the Holder at least 20 days prior to the consummation of any Disposition Event; provided that the Holder shall in any event have at least 40 days after the Warrant Issue Date to exercise this Warrant. The Company shall notify Holder thirty (30) days prior to expiration of Warrant.  Failure to do so shall extend the Warrant thirty (30) days from the receipt by Holder of such expiration notice.

4.           Method of Exercise.  While this Warrant remains outstanding and exercisable, the Holder may exercise this Warrant, in whole or in part, at one time or from time to time, by:

(a)           the surrender of this Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Secretary of the Company at its principal offices; and

(b)           the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

In the event of a partial exercise of this Warrant, the Company shall cause to be issued to the Holder a Warrant of like tenor to this Warrant for the number of Shares for which this Warrant has not yet been exercised.

5.           Representations and Warranties of Holder.  The Holder hereby represents and warrants that:

(a)          This Warrant and the Shares to be received upon exercise of this Warrant (collectively, the “Securities”) are being acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the Securities, in whole or in part.  The Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(b)          The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Company, and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities.

(c)          The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D.

(d)          At no time was the Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance of this Warrant.

(e)          The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Holder further has had an opportunity to ask questions of and receive answers from the Company regarding the terms and conditions of the issuance of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder had access.

(f)           The Holder understands that the Securities that it is purchasing or otherwise taking delivery of are or will be characterized as “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”) inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable federal and state statutes and regulations such securities may be resold without registration only in certain limited circumstances.  The Holder represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and which permits limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the stock, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares of stock being sold during any three-month period not exceeding specified limitations.  The Holder understands and hereby acknowledges that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Securities, and that, in such event, the Holder may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.

6.           Transfer Restrictions.

(a)          The Holder agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6, and:

(i)           there is then in effect a registration statement under the 1933 Act covering the proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           (A) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the applicable Securities under the 1933 Act; and

(iii)          notwithstanding (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by Holder (A) that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, or (B) to any entity that is controlled by, controls or is under common control with the Holder; if the transferee agrees in writing to be subject to the terms of this Warrant to the same extent as if it were an original Holder hereunder.

(b)           Certificates evidencing the Securities shall bear one or all of the following legends:

(i)           “The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or under applicable state securities laws.  These securities are subject to restrictions on transferability and resale and may not be offered, sold, pledged, hypothecated, assigned, transferred or resold except as permitted under the Act and applicable state securities laws pursuant to (i) a registration statement under the Act, which has become effective and is current with respect to these securities, or (ii) an exemption therefrom.  The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed pledge, hypothecation, assignment, transfer or resale is in compliance with the Act and any applicable state securities laws.” and

(ii)           Any legend required by the laws of the State and any other applicable state of the United States.

7.           Indemnification.  The Holder agrees to indemnify and hold harmless the Company, its officers, directors, affiliates, subsidiaries, employees and agents from any and all losses suffered by them as a result of any liability related to a breach by Holder of a representation or warranty or failure by Holder to satisfy any covenant or obligation contained in this Warrant (including the reasonable fees and expenses of defending against such liability or alleged liability).

8.           Certificates for Shares.  Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within 15 days following compliance by the Holder with the requirements of Section 4 above.  The Company shall not be required to issue any fractional shares, and if any fraction of a Share would be issuable on the exercise of this Warrant in full, the Company shall pay an amount in cash equal to the then current fair market value of a Share, as then determined in good faith by the Board of Directors of the Company, times the applicable fraction.

9.           Reservation of Shares. The Company covenants that it will at all times keep available such number of authorized shares of Common Stock, free from all preemptive rights with respect thereto, which will be sufficient to permit the exercise of this Warrant for the full number of Shares specified herein. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant and in exchange for the Exercise Price, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

10.         Adjustment of Exercise Price and Number of Shares.  The number of and kind of Shares purchasable or receivable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)          Subdivisions, Combinations and Other Issuances. If the Company shall subdivide the Common Stock, by split-up or otherwise, combine the Common Stock or issue additional shares of Common Stock as a dividend or other distribution with respect to any of its securities, the number of Shares issuable on the exercise of this Warrant shall be proportionately increased in the case of a subdivision, dividend or distribution and shall be proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 10(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of a dividend or other distribution, or in the event that no record date is fixed, upon the making of such dividend or distribution.

(b)          Reclassification, Reorganization and Consolidation. In the event of any reclassification, capital reorganization or change in the Common Stock, other than as a result of an event provided for in (a) above, then, as a condition of such transaction, the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with the applicable transaction by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to the transaction. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that this provision shall thereafter be applicable with respect to any securities deliverable upon exercise of this Warrant, and appropriate adjustments shall be made to  the Exercise Price; provided that the aggregate purchase price shall remain the same.

(c)          Notice of Adjustment. When any adjustment is required to be made in the number or kind of securities receivable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder thereof and of the number of Shares or other securities thereafter receivable upon exercise of this Warrant and the adjusted Exercise Price per share.

(d)          No Impairment.  The Company and the Holder will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company or the Holder, respectively, but will at all times in good faith assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company and the Holder against impairment.

11.         No Shareholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to this Warrant or the Shares, including without limitation the right to vote, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

12.         Transfers.  Subject to compliance with the requirements of Section 6 above, this Warrant and all rights (but only with all related obligations) hereunder are transferable in whole or in part by the Holder upon reasonable prior written notification to the Company. The transfer shall be recorded on the books of the Company upon (i) the surrender of this Warrant, properly endorsed, to the Company at its principal offices; (ii) the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer; and (iii) the transferee’s agreement in writing to be bound by and subject to the terms and conditions of this Warrant.  In the event of a partial transfer, the Company shall issue to the Holders one or more appropriate new Warrants of like tenor to this Warrant.

13.         Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holders and their respective successors and assigns.

14.         Registration Rights. Subject to any existing contractual restrictions on the Company with respect to granting registration rights, the Shares issuable upon exercise of this Warrant shall be entitled to be included, pari passu, with any other shares of Common Stock and any securities issuable upon conversion of the Common Stock, under the terms of any registration rights, if any, that the Company may have heretofore granted or may hereafter grant to any other persons whomsoever, and the Company agrees to do all such things in connection with any registration rights agreements or registration of the Common Stock under the 1933 Act to ensure that the rights of the Holder hereunder are recognized in connection therewith.

15.         Amendments and Waivers.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

16.         Captions.  The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

17.         Governing Law.  This Warrant shall be governed by the laws of the State of Utah.

IN WITNESS WHEREOF, this Warrant to be executed by the Company and acknowledged by the Holder December 14, 2007.

CHAPEAU, INC.

By:	Guy A. Archbold
Its:	Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED BY “HOLDER”:

By:           Gordon V. Smith
Its:           Manager

NOTICE OF EXERCISE

To:  Chapeau, Inc.

 The undersigned hereby elects to purchase _________ shares of the Common Stock of Chapeau, Inc. (the “Company”) pursuant to the terms of the attached Warrant, and payment of the Exercise Price per share required under the Warrant accompanies this notice.

The undersigned hereby affirms each and every one of the representations and warranties contained in Section 5 of the Warrant as of the date of this Notice of Exercise.

WARRANT HOLDER:

_________________________________________
By:
Date:

Name in which shares should be registered:

_________________________________________